UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 19, 2011

THORATEC CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-49798	94-2340464
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6035 Stoneridge Drive, Pleasanton, California (Address of Principal Executive Offices)	94588 (Zip Code)

Registrant’s telephone number, including area code (925) 847-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2011, Thoratec Corporation, a California corporation (“Thoratec”), entered into a $50 million credit facility (the “Credit Facility”) with the lenders named therein (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders. At Thoratec’s election, the aggregate amount of the commitments under the Credit Facility may be increased from time to time by an amount up to $50 million, subject to certain conditions. The Credit Facility will mature on December 19, 2016. Thoratec is required to pay interest on the amounts borrowed under the Credit Facility and a commitment fee on the average daily unused amount of commitments under the Credit Facility, in each case at rates determinable based on Thoratec’s consolidated leverage ratio. Thoratec’s obligations under the Credit Facility are guaranteed by each of Thoratec’s domestic subsidiaries and will be guaranteed by each of Thoratec’s future domestic subsidiaries.

The Credit Facility will be available on a revolving basis until December 19, 2016. Thoratec may optionally prepay the amounts borrowed (in whole or in part) or reduce or terminate the unutilized portion of the commitments under the Credit Facility without premium or penalty at any time by the delivery of a notice to that effect as provided in the credit agreement governing the Credit Facility (the “Credit Agreement”).

The Credit Agreement contains customary representations and warranties as well as affirmative and negative covenants. Affirmative covenants include, among other things, with respect to Thoratec and its subsidiaries, delivery of financial statements, compliance certificates and notices, payment of obligations, preservation of existence, maintenance of properties and insurance and compliance with environmental laws and other laws, regulations and permits.

Negative covenants include, among other things, with respect to Thoratec and its subsidiaries, limitations on liens, certain indebtedness, certain investments, mergers, consolidations, dissolutions, liquidations and dispositions of all or substantially all assets, changes in the nature of business, transactions with shareholders and affiliates and certain negative pledges. The Credit Agreement also requires Thoratec to maintain a consolidated leverage ratio of no more than 3.00 to 1.00 and a consolidated fixed charge coverage ratio of no less than 2.00 to 1.00.

The Credit Agreement also contains customary events of default, including, among other things, the occurrence of certain ERISA or insolvency or bankruptcy events, the occurrence of a change of control, the failure to perform certain covenants, the inaccuracy of representations or warranties in any material respect, the non-payment of amounts owing under the Credit Facility or other material indebtedness, cross-default with other material indebtedness, and the invalidity of any material provision of the Credit Agreement or any other loan document related thereto. If an event of default occurs, the Lenders may declare the loans and all other obligations under the Credit Agreement automatically to become immediately due and payable and the requirement to cash collateralize letter of credit obligations to become effective.

The above description is qualified in its entirety by reference to the terms of the Credit Agreement attached as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Exhibit

10.1

Credit Agreement, dated as of December 19, 2011, among Thoratec Corporation, the financial institutions from time to time party thereto as lenders and Wells Fargo Bank, National Association, as administrative agent for the lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORATEC CORPORATION

By:	/s/ Roxanne Oulman
Roxanne Oulman
Interim Chief Financial Officer and Vice President of Finance

Date: December 22, 2011

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1

Credit Agreement, dated as of December 19, 2011, among Thoratec Corporation, the financial institutions from time to time party thereto as lenders and Wells Fargo Bank, National Association, as administrative agent for the lenders